Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

RiceBran Technologies
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value	457(c)	7,232,428	$0.138	$998,075	0.00014760	$147.32
		Total Offering Amounts				$998,075		$147.32
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$147.32

(1)

All of the shares of the Company’s common stock, no par value (the “Common Stock”) offered hereby for the account of the selling shareholders named herein and consists of (i) 2,222,222 shares of Common Stock and (ii) 5,010,206 shares of Common Stock issuable upon the exercise of outstanding warrants. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the OTC Market (Pink) on April 12, 2024, a date within five business days prior to the filing of this Registration Statement.